    As filed with the Securities and Exchange Commission on December 30, 1998
                      Registration Statement No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                                    AMBI INC.
             (Exact name of registrant as specified in its charter)

         New York                         2083                   11-2653613
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
       of incorporation)       Classification Code Number)   Identification No.)


AMBI Inc.                                      Fredric D. Price, President, CEO
4 Manhattanville Road                          AMBI Inc.
Purchase, New York 10577                       4 Manhattanville Road
(914) 701-4500                                 Purchase, New York 10577
(Address, including zip code,                  (914) 701-4500 (Name, address,
and telephone number, including                including zip code, and telephone
area code, of registrant's                     number, including area code,
principal executive offices)                   of agent for service)

                                    --------

                                   Copies To:
                              Oscar D. Folger, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 697-6464

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

                         CALCULATION OF REGISTRATION FEE

                                                          Proposed Maximum           Proposed Maximum
   Title of Each Class of             Amount Being         Offering Price             Aggregate                Amount of
Securities Being Registered            Registered           per Share (1)              Offering Price       Registration Fee
---------------------------           ------------        ----------------           -----------------      ----------------
 Common Stock                          2,133,000              $1.0625                   $2,266,313               $630.04

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $1.0625 per share based upon the average of the high and low prices of $1.09375 and $1.03125 on December 28, 1998, respectively.

                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ----------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1998

PROSPECTUS

                                    AMBI INC.
                        2,133,000 Shares of Common Stock

                        --------------------------------

         The shareholders of AMBI Inc. (the "Company" or "AMBI") listed below (the "Selling Security Holders") are offering and selling 2,133,000 shares of Common Stock, par value $.005 per share, (the "Common Stock") under this prospectus (the "Offered Shares"). Of these shares, 1,265,000 shares of Common Stock are issuable upon the conversion of Series F Preferred Stock or stock dividends paid thereon. The Series F Preferred Stock will be issued upon effectiveness of this registration statement. Up to 1,500,000 of the remaining Offered Shares will be issued in repayment of a promissory note entered into in March 1996.

         Some or all of the selling shareholders expect to sell their Offered Shares. The selling shareholders may offer their AMBI stock through public or private transactions, on or off the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. All net proceeds from the sale of the Offered Shares will go to the shareholders who offer and sell their shares. Accordingly, the Company will not receive any proceeds from sales of the AMBI shares.

         The Company's Common Stock is traded on the Nasdaq National Market System under the symbol AMBI. As reported by Nasdaq for December 28, 1998, the last sale price for the Company's Common Stock was $1.0625.

                              ---------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                              ---------------------

               NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION
              HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS
             PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                The date of this Prospectus is December __, 1998.

                              AVAILABLE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the SEC's Regional
Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the SEC's Web site at http://www.sec.gov. The Company's securities are traded on the Nasdaq National Market System and reports and proxy statements can also be obtained from The Nasdaq Stock Market, Inc. at 1735 K Street NW, Washington, D. C. 20006.

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

         We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         AMBI Inc. (the "Company") is a New York corporation which was incorporated on June 29, 1983. The Company develops and commercializes nutrition and pharmaceutical products. The executive offices of the Company are located at 4 Manhattanville Road, Purchase, New York 10577 and its telephone number at that address is 914-701-4500.

                                  RISK FACTORS

         An investment in the Offered Shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors, among others, in making their investment decision. This Prospectus contains and incorporates by reference forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Please see particularly the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K/A for the year ended June 30, 1998, which is incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those projected in such forward-looking statements.

Sale of Subsidiary, Acquisition of New Business

         In December 1996, the Company sold its Aplin & Barrett Limited subsidiary ("A&B"). Substantially all of the Company's earnings through the date of sale had been generated by this subsidiary. Primarily as a result of the divestiture, revenues decreased 30% in the fiscal year ended June 30, 1997 ("fiscal 1997") from the fiscal year ended June 30, 1996 ("fiscal 1996"). In August 1997, the Company reinvested the proceeds from the sale of A&B, as well as funds from additional borrowings, into the acquisition of Nutrition 21. As a result of the revenues from Nutrition 21, revenues in the fiscal year ended June 30, 1998 ("fiscal 1998") increased 84% from fiscal 1997, more than fully replacing the revenues formerly derived from the A&B business. It is likely that Nutrition 21 will continue to provide a majority of the Company's revenues at least through the next fiscal year. The Company operates Nutrition 21 as a separate business located in San Diego, California. The Company's management does not have significant experience in Nutrition 21's nutritional supplement business. While certain of Nutrition 21's previous personnel have continued with the business, the Company does not have and does not plan to obtain employment agreements with Nutrition 21's personnel. There can be no assurance that Nutrition 21's current personnel will remain with the Company, nor that they can be readily replaced should they leave the Company. Furthermore, the Nutrition 21 business remains relatively new to the Company. There can be no assurance that the Nutrition 21 business and sales of the Company's other products will continue to generate revenues, cash flow, and earnings equal to those which would have come from A&B or that they will be sufficient to make the Company's operations profitable on a continuing basis. See also "Need for Additional Funding" and "Dependence on Patents and Proprietary Technology."

History of Operating Losses

         The Company has had net operating losses from its inception in 1983 through the first quarter of fiscal 1998. At June 30, 1998 the Company's accumulated deficit was approximately $44.7 million. In fiscal 1998, operating profit was approximately $1.5 million compared to operating losses in fiscal 1997 of approximately $16.6 million. All of the Company's revenues to date have come from sales of non-therapeutic products, development agreements, and research grants. The Company's current sales are from its Nutrition 21 business, Cardia(TM) Salt, animal healthcare products, and development agreements. While the Company is looking to expand its revenues through, among other things, the continued acquisition of nutrition products, it is not certain that any further acquisitions will be concluded. The Company does not expect to generate revenues from the products it is currently developing for several years. The Company's ability to maintain profitability depends, in part, on its ability to successfully market Nutrition 21's principal products, chromium picolinate and selenium, and Cardia(TM) Salt. Other factors important to the Company's profitability will include: (1) entering into agreements for product development and acquisitions, (2) commercialization of new products, (3) developing the capacity to manufacture and/or market its products, and (4) obtaining regulatory approval, if and as required, for products. There can be no assurance that the Company will successfully develop, commercialize, manufacture and market its products, continue to achieve profitability, or obtain required regulatory approvals.

Need for Additional Funding

         The Company's future capital requirements will depend on many factors. These factors include expenses for: (1) continued marketing of existing products, (2) research and development, and (3) the acquisition of products and/or companies. Other expenses include: (1) filing, prosecuting and enforcing patent claims, (2) completing technological and market developments, (3) the establishment of collaborative arrangements for manufacturing and marketing, (4) product in-licensing or acquisition, (5) pre-clinical and clinical trials, and
(6) obtaining regulatory approvals. We expect the Company's existing resources to be sufficient to fund the Company's foreseeable operations for the next 12 months. However, any increase in the level of acquisitions and research and development could require additional funds. For example, the Company had to borrow money from State Street Bank and Trust Company ("State Street") for part of the purchase price for Nutrition 21. On December 31, 1997, the Company entered into a Revolving Credit and Term Loan Agreement with State Street to refinance these borrowings. The refinanced borrowings bear interest at the prime rate plus one percent and are due June 30, 2000. The principal amount of the Term Loan as of November 30, 1998 was approximately $2 million and is subject to monthly payments. The revolving credit line provides up to $4,000,000 based on certain of the Company's assets. The Company intends to seek other additional funding through arrangements with corporate collaborators, public or private sales of its securities, or bank financing arrangements. The Company does not currently have any specific arrangements for additional financing and there can be no assurance that additional funding will be available at all or on reasonable terms. Moreover, such financings may result in substantial dilution to the Company's existing shareholders.

Government Regulation

         Products which are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans or animals are subject to extensive governmental regulation. The main regulatory agency is the U. S. Food and Drug Administration ("FDA"). All such products are subject to regulation for quality assurance, toxicology, safety, and efficacy. Such products must undergo thorough preclinical and clinical evaluations of performance as to safety and efficacy under approved protocols.

         All of the products which the Company is currently selling are in business areas which do not require FDA approval for marketing, but are subject to monitoring by the FDA. The FDA may make inquiries or take other actions concerning these products at some point in the future. In 1996, Nutrition 21 obtained approval from the FDA for chromium picolinate for use as a supplement in animal feed for swine.

         The Company may pursue regulatory approval for the pharmaceutical and related uses of certain of its products. The Company's proposed pharmaceutical products, for both human and animal use, will be subject to the regulatory approval processes for new drugs. They are subject to approval in the United States by the FDA, and also by other developed countries' regulatory agencies. To take a product from the discovery stage through research and preclinical development to the point where the Company and/or its partners can make the necessary filings inside and outside the U.S. to conduct human clinical trials may take several years. Regulatory requirements to conduct clinical trials are substantial, depend upon a variety of factors, vary by country, and will further add to the time necessary to determine whether a product candidate can be approved for human use. Since the sale of A&B, the Company does not have any pharmaceutical products which have completed this process. All of the Company's potential pharmaceutical products are in various stages of preclinical and clinical development. There can be no assurance that the Company's proposed products will prove to be safe and effective under these regulatory procedures, or will be marketable even after approval. The Company made its first regulatory submission with the FDA in October 1997 for approval of an Investigational New Drug Application ("IND") for nisin colonic-release tablets for the treatment of bacterial infections of the colon. In November 1997, the FDA advised the Company that it could proceed under the IND with a clinical trial.

         In addition to FDA regulations, the Federal Trade Commission ("FTC") regulates product advertising claims. From 1993 to 1996, Nutrition 21 was subject to an FTC inquiry regarding certain advertising claims made from 1989 to 1992. In November 1996, Nutrition 21, without any admission that any laws had been violated, entered into a settlement agreement with the FTC. This agreement limits the Company's ability to make claims about its Nutrition 21 products without "competent and reliable scientific evidence." The agreement also mandated the maintenance of records relating to advertising materials and the notification of customers and employees that certain advertising was no longer to be used unless substantiated by competent and reliable scientific evidence.

Drug Related Risks

         Adverse side effects may occur in both human and animal patients during clinical testing of a new drug. Such side effects may delay FDA approval, and even cause a company to terminate its efforts to develop a drug for commercial use. In addition, adverse side effects that develop after the FDA has approved a drug could result in legal action against a company. Drug developers and manufacturers, including the Company, may face substantial liability for damages in the event of adverse side effects or product defects in their products when used in clinical tests or marketed to the public. There can be no assurance that the Company will be able to defend itself successfully in any suit that may be brought against it and any such defense is likely to be very expensive and use significant Company resources. Further, the Company may not be able to satisfy any claim for which it may be held liable without significant loss to the Company's resources and business.

Dependence on Key Executive and Skilled Personnel

         The business of the Company depends heavily upon the participation of Mr. Fredric D. Price, President and Chief Executive Officer of the Company. Loss of his services would adversely affect the operations of the Company. In addition, both the long-term and short-term success of the Company depend in large part upon its continued ability to attract and retain skilled scientific and managerial employees. There can be no assurance that the Company will be able to attract such qualified individuals as a result of the highly competitive demand for such persons.

Competition

         The Company is evaluating certain proprietary nutrition products in the areas of cardiovascular disease, diabetes, infectious disease, and gastrointestinal disorders. The Company has limited experience in marketing products and licensing others to market its products in these product areas. There are many larger food and pharmaceutical companies with substantially greater financial resources and/or with relevant marketing experience in this area than the Company. These other companies could acquire or develop products that may compete with the Company's current or future products. There can be no assurance that the Company will be able to develop or acquire other nutrition products that have a substantial market presence.

         The Company is developing a class of bacteriocins/antimicrobial peptides known as lanthocins as drugs for the treatment of serious bacterial infections. There are many other corporate and research organizations that are developing other bacteriocins and antimicrobial peptides as drugs to treat these and similar bacterial infections. Success by competitors with other anti-bacterial or germicidal products may substantially and adversely affect the Company's prospects. Many of the large corporations that are involved in, or are expected to enter, the field of biotechnology have substantially greater financial, marketing and human resources than the Company.

         The nutrition supplement manufacturing industry is very fragmented with many competitors and potential competitors which are larger than the Company and which have greater financial resources than the Company. Although the Company holds exclusive rights to the United States patent for chromium picolinate, foreign producers compete on price with the Company in foreign markets. The Company also faces competition on price from illegal imports into the United States. See also "Dependence on Patents and Proprietary Technology."

Technological Obsolescence

         The Company's products are being developed in areas which are undergoing rapid technological advances. There can be no assurance that the Company will be able to take advantage of such advances. In addition, some of the Company's products may be rendered obsolete as a result of the successful application of such technological advances by competitors. In the nutrition supplement market there are numerous products for which claims are made similar to those made by the Company for chromium picolinate. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. While the Company believes that its current research provides strong substantiation for its claims for chromium picolinate, there can be no assurance that a competitive product will not appear or be supported by new research before the Company is able to respond with new product development or countervailing research. See also "Government Regulation."

Product Liability Claims and Uninsured Risks

         Even if the Company is successful in developing and marketing new products, it may be exposed to liability resulting from the use of such products. The Company has product liability insurance for the products it currently markets and intends to obtain product liability insurance for products it will market in the future. There can be no assurance that the Company will obtain additional insurance or that such insurance will be sufficient to cover all possible liabilities.

Dependence on Others

         The Company was granted an exclusive license by a division of Orion Corporation ("Orion"), the largest pharmaceutical company in Finland, to make, have made, use and sell in the United States Orion's patented salt blend. This product is currently being sold in the United States by the Company as Cardia(TM) Salt and is being sold in countries outside the United States by Orion and its licensees. The product has significantly less sodium than regular salt and contains potassium and magnesium, essential minerals that may help individuals concerned about salt intake as it affects overall cardiovascular risk. In October 1998, the Company granted American Home Products Corporation's Whitehall-Robins Healthcare Division an exclusive license to sell Cardia(TM) Salt in the U.S. retail market. Also in October 1998, the Company entered into an exclusive agreement with Cultor Food Science, Inc. to market Cardia(TM) Salt as a food ingredient to the U.S. processed food industry. The Company is dependent on the license from Orion and the marketing efforts of American Home Products Corporation's Whitehall-Robins Healthcare Division and Cultor Food Science, Inc. for the success of this product.

         In order to develop, test and market its products, it may be necessary for the Company to obtain other licenses to patents or other proprietary rights of third parties, or enter into other agreements with collaborative partners. The Company may not be able to obtain any such licenses or agreements or their terms may not be acceptable to the Company. If the Company is not able to obtain such licenses or enter into such agreements, it could encounter delays in introducing its products into the market, or find that development, manufacture or sale of its products will be limited.

No Manufacturing Experience and Reliance on Third Parties for Manufacturing

         The Company currently has no facilities to manufacture its pharmaceutical products in accordance with Good

Manufacturing Practices prescribed by the FDA and must rely on third parties to manufacture its products. These manufacturers may not meet the Company's requirements for quality, quantity and timeliness, and the Company may not be able to find substitute manufacturers, if necessary.

Dependence on Patents and Proprietary Technology

         The biotechnology and pharmaceutical industries place considerable importance on patent and trade secret protection for new technologies, products and processes. In addition, the Company relies on such intellectual property to protect its investment in the nutrition products business. The Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. The Company holds exclusive rights to the United States patent for chromium picolinate, which expires in August 2000. The Company also holds patents on various uses of chromium picolinate. The Company expects to seek additional patents in the future, but there can be no assurance as to its success or the timeliness in obtaining any such patents or as to the breadth or degree of protection, which any such patents will afford the Company. In addition to the Company's own patents and patent applications, Orion Corporation and the University of Maryland have exclusively licensed their rights in certain patents and patent applications to the Company. The Company's future performance is partly dependent upon these patent rights. The Company's reliance on patent protection is subject to the risks in relying on patent protection described below.

         The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no assurance that any current or future patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, competitors may independently develop similar products and processes, duplicate the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patents against others. The negative outcome of any such litigation could adversely affect the Company's business. The Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office at substantial cost in order to assert the priority of its inventions.

         The Company may also be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could either be delayed in marketing new products while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell such products.

         The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality and inventors' rights agreements with its collaborators, advisors, employees, and consultants. These agreements may be breached and the Company may not have adequate remedies for any such breach. Also, the Company's trade secrets may be disclosed in some manner not covered by these agreements.

Dependence on Limited Number of Products

         Since the divestiture of A&B and the subsequent purchase of Nutrition 21, the Company's revenues have been primarily derived from the sales of two products: chromium picolinate and selenium, which are the principal products of the Nutrition 21 business. While the Company is working to acquire or develop additional products, at the present time a decline in the sales of chromium picolinate or selenium for whatever reason could have a material adverse impact on the Company's results of operations and financial condition.

Sales Dependent in Part on Third Party Reimbursement

         If and when they become available, sales of the Company's pharmaceutical products may depend to some extent on the availability of reimbursement from third-party payers, such as government and private insurance plans. No assurance can be given that such reimbursement will be available. See also "Government Regulation."

Dependence on Acquisitions

         The Company intends to expand in part by seeking acquisitions. There can be no assurance that suitable acquisition candidates can be found or effectively integrated into the Company. Furthermore, future acquisitions may have an adverse effect upon the Company's operating results, particularly in the quarters immediately following the acquisition when the operations of the acquired businesses are being integrated into the Company's operations.

Maintenance Criteria for Nasdaq Securities; Penny Stock Rules

         The Common Stock is quoted on the Nasdaq National Market System. In order to maintain such listing the Company must continue to be registered under
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have: (1) net tangible assets of at least $4,000,000, (2) at least 750,000 shares outstanding not held by affiliates of the Company with a market value of at least $5,000,000, (3) at least 400 shareholders, (4) a minimum bid price of $1.00 per share, and (5) at least two market makers. The Company believes that it currently complies with all of the requirements for continued listing. There can be no assurance that in the future the Company will continue to meet the requirements for continued listing on the Nasdaq National Market System. If the Company's securities fail to maintain a Nasdaq listing, the market value of the Common Stock would likely decline and purchasers of the Common Stock would likely find it more difficult to sell the Common Stock, or to obtain accurate quotations as to its market value.

         In addition, if the Company fails to maintain a Nasdaq listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers of the Common Stock to dispose of their shares.

Shares Eligible for Future Sale

         Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. The Company currently has outstanding 1,500 shares of its Series E Convertible Preferred Stock which as of December 10, 1998 are convertible into 1,200,000 shares of Common Stock (subject to anti-dilution adjustments), 528,937 Warrants issued in connection with the Series D Preferred Stock, and 575 shares of Series F Preferred Stock issued upon effectiveness of this registration statement. The Company has registered the sale of all of the Common Stock underlying the Preferred Stock and Warrants as well as 4,342,467 shares of Common Stock issuable pursuant to various other warrants and stock options.

Dividends Not Likely

         The Company has never paid any dividends on its Common Stock. The payment of dividends is also restricted by provisions of the Preferred Stock. When the Company becomes legally able to pay dividends, such payment shall be subject to the discretion of the Board of Directors, which will take into account earnings, financial requirements of the Company, and other factors deemed relevant by the Board of Directors. For the foreseeable future, it is anticipated that any earnings, which may be generated from operations of the Company, will be used to finance the growth of the Company, and that cash dividends will not be paid to holders of Common Stock.

Volatility of Stock Price

         The market prices for securities issued by small health care companies have been volatile. Announcements of technological innovations for new commercial products by the Company's competitors, adverse developments concerning regulatory review, proprietary rights, corporate plans, the introduction of new products, and changes in general conditions in the pharmaceutical industry may have a significant impact on the Company's business and on the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Security Holders. Accordingly, the Company will not receive any proceeds from sales of the Offered Shares.

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned by such Selling Security Holder and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each such Selling Security Holder. None of the Selling Security Holders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his or its ownership of shares of Common Stock. The Offered Shares may be offered from time to time by the Selling Security Holders named below. However, such Selling Security Holders are not obligated to sell any such Offered Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. Because the Selling Security Holders are not obligated to sell any such Offered Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Security Holder upon termination of any offering made hereby.


                                                                                           Securities to
                                               Securities Owned            Securities         be Owned
Name                                          Before Offering (1)        to be Sold (2)    after Offering
----                                         --------------------        --------------    --------------
NP Partners (3)(5)                                      1,366,080               316,500      1,049,580(4)
Olympus Securities, Ltd. (3)(5)                           787,951               316,500        471,451(4)
Azwell, Inc. (6)                                        2,130,816             1,500,000        630,816

--------------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of the date of this Prospectus through the conversion or exercise of any security or right.

(2) Assumes that all of the Offered Shares held by the Selling Security Holders are sold, and that the Selling Security Holders acquire no additional shares of Common Stock before the completion of this offering.

(3) Beneficial ownership is determined as of the date of this Prospectus and is based upon a conversion price of the Series F Preferred Stock equal to $1.25 per share (the "Conversion Price"). The number of shares of Series F Preferred Stock issued to each investor is: NP Partners,
         287.5 shares; and Olympus Securities, Ltd., 287.5 shares. The actual number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is that number of shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate stated value of the Series F Preferred Stock ($1,000 per share), plus dividends accrued at a rate of 10% per annum assuming that no dividends are paid in cash, divided by (ii) the Conversion Price. No holder of the Series F Preferred Stock is entitled to convert or exercise such securities to the extent that the shares to be received by such holders upon such conversion or exercises would cause such holders in the aggregate to beneficially own more than 10.0% of the outstanding Common Stock of the Company following such conversion during the 60-day period ending on and including the date of such conversion. After completion of the sale of all Offered Shares, NP Partners would be deemed to be beneficial owner of approximately 3.6% of the Company's outstanding Common Stock and Olympus Securities, Ltd. would be deemed to be beneficial owner of approximately 1.6% of the Company's outstanding Common Stock.

(4) Gives effect to the conversion of all shares of Series F Preferred Stock and the sale of all of the shares of Common Stock issued on such conversion.

(5) Citadel Investment Group, L.L.C. is the trading manager of each of NP Partners and Olympus Securities, Ltd. (the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Investment Group, L.L.C. and each of the Citadel Entities disclaims beneficial ownership of the shares of Common Stock held by the other Citadel Entities.

(6) Consists of shares of Common Stock issuable upon repayment of a promissory note. After completion of the sale of all Offered Shares, Azwell, Inc. would be deemed to be beneficial owner of approximately 2.1% of the Company's outstanding Common Stock.


                              PLAN OF DISTRIBUTION

         The Common Stock offered by this Registration Statement is being offered on behalf of the Selling Security Holders. Such Common Stock may be sold or distributed from time to time by the Selling Security Holders, or by donees or transferees of, or other successors in interest to, the Selling Security Holders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered hereby may be effected hereby may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
(vii) in privately negotiated transactions; (viii) to cover short sales; or (ix) any combination of the foregoing.

         From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the Offered Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Security Holders hereunder. The number of Selling Security Holder's Offered Shares beneficially owned by those Selling Security Holders who so transfer, pledge, donate or assign Selling Security Holders' Offered Shares will decrease as and when they take such actions. The plan of distribution for Selling Security Holders' Offered Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders hereunder. In addition, a Selling Security Holder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Offered Shares offered hereby may be used to cover such short sales.

         A Selling Security Holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Security Holder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Security Holder may also enter into option or other transactions with broker-dealers that involve the delivery of the Offered Shares to the broker-dealers, who may then resell or otherwise transfer such Offered Shares. A Selling Security Holder may also loan or pledge the Offered Shares to a broker-dealer and the broker-dealer may sell the Offered Shares so loaned or upon a default may sell or otherwise transfer the pledged Offered Shares.

         Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions they receive and proceeds of any sale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Security Holders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Security Holders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Offered Shares.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Offered Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         The Company has advised the Selling Security Holders that during such time as they may be engaged in a distribution of the Offered Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Security Holder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Offered Shares.

         This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered hereby have been sold by the Selling Security Holders.

                                     EXPERTS

         The consolidated financial statements of AMBI Inc. and subsidiary as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the Common Stock of the Company.

                                MATERIAL CHANGES

         There have been no material developments since the filing on November 16, 1998 of the Company's report on Form 10-Q for the quarterly period ended September 30, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of June 30, 1998 Burns Philp & Company Limited ("BP") owned 7,763,837 shares of Common Stock, and continues such Common Stock ownership as of the date hereof.

         On December 12, 1996, the Company completed the sale of its UK-based subsidiary, Aplin & Barrett Limited ("A&B") to BP in accordance with the terms of a Share Purchase Agreement. As part of the transaction, BP has provided the Company with a revolving line of credit of up to $2.5 million. Any borrowings under this line of credit can be forgiven under certain circumstances. As of the date of filing this Prospectus, no amount has been drawn under this line of credit.

         In connection with the sale of A&B, the Company and A&B entered into two License Agreements. Pursuant to the first License Agreement, the Company is exclusively licensed by A&B for the use of nisin generally in pharmaceutical products and animal healthcare products. Pursuant to the second License Agreement, A&B is exclusively licensed by the Company generally for the use of nisin as a food preservative and for food preservation. In addition, the Company entered into a Supply Agreement with A&B pursuant to which A&B was required to sell nisin to the Company while the Company was establishing its own source of supply. The Company established its own source of supply for nisin, and sent notice of termination of the Supply Agreement effective September 26, 1997.

         The Company and BP also entered into an Investors' Rights Agreement pursuant to which BP agreed until December 11, 1998, not to acquire, directly or indirectly, the Company's securities, and to refrain from selling the Company's Common Stock. So long as BP owns at least 10% of the Company's outstanding Common Stock, BP will vote its shares in favor of Fredric D. Price and one nominee of Fredric D. Price for election to the Company's Board. So long as BP owns at least 20% of the Company's outstanding Common Stock, BP is entitled to nominate one member for election to the Company's Board.

         As of the date of sale, two of the Company's Board members were representatives of BP. BP's Board representatives did not participate in the vote of the Company's Board which approved the sale of A&B to BP. As a result of the sale, BP's representation on the Company's Board of Directors was reduced from two members to one member. Currently, BP has not nominated a member for election to the Company's Board. The amount of consideration for the sale was arrived at through arms-length negotiation and a fairness opinion was obtained.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the SEC by the Company are incorporated herein by reference and made a part hereof. The SEC file number for all documents which are incorporated by reference is 1-12106.

         (1) Annual Report on Form 10-K/A for the fiscal year ended June 30,
             1998.

         (2) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998.

         (3) Current Report on Form 8-K filed December 11, 1998.

         (4) The section entitled "Description of Securities" in the Company's registration statement on Form S-1 (Registration No. 33-4822), declared effective on August 28, 1986.

         In addition, any amendments to such document and all other reports, proxy statements and other documents of the Company hereafter filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing of each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, AMBI Inc., 4 Manhattanville Road, Purchase, New York 10577.


                                 INDEMNIFICATION

         The Company's by-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law (the "BCL") provides that a corporation may indemnify a director or officer, made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. In addition, the BCL provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    AMBI INC.


                        2,133,000 Shares of Common Stock

                             ----------------------

                                   PROSPECTUS

                             ----------------------



                               December ___, 1998





         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                                TABLE OF CONTENTS

                       Available Information .......... 2
                       The Company .................... 3
                       Risk Factors ................... 3
                       Use of Proceeds ................ 9
                       Selling Security Holders ....... 9
                       Plan of Distribution ........... 10
                       Experts ........................ 12
                       Legal Matters .................. 12
                       Material Changes ............... 12
                       Certain Relationships .......... 12
                       Incorporation by Reference ..... 13
                       Indemnification ................ 13

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee..........     $   630
Nasdaq National Market listing fee..............      17,500
Legal Fees and expenses.........................      10,000
Accountant's fees and expenses..................       5,000
Miscellaneous...................................       1,870
                                                     -------
                  Total.........................     $35,000


Item 15.  Indemnification of Directors and Officers.

         Section 5.04 of the Company's by-laws provides that the Company will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer, made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 16.  Exhibits.

Exhibit No.       Description

4(a) Exchange Agreement dated as of November 24, 1998, by and among the Company and certain investors.*

4(b) Certificate of Amendment of the Certificate of Incorporation of the Company creating Series F Convertible Preferred Stock.*

4(c) Registration Rights Agreement dated as of November 24, 1998, by and among the Company and certain investors.*

(5)      Opinion of Oscar D. Folger

(23)(a)  Consent of Oscar D. Folger (included in Exhibit 5)

(23)(b)  Consent of KPMG Peat Marwick LLP

-------------------------------------
* Incorporated by reference from the Company's Current Report on Form 8-K filed December 11, 1998.


Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form

S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 30th day of December 1998.

                  AMBI Inc.


                  By: /s/
                      -----------------------------------------
                      Fredric D. Price, President,
                        CEO and Director


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Fredric D. Price as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Title                                     Date
---------                             -----                                     ----

/s/
---------------------------
Robert E. Flynn                     Chairman of the Board                       December 30, 1998


/s/
---------------------------
Fredric D. Price                    President, CEO and Director                 December 30, 1998


/s/
---------------------------
Gerald A. Shapiro                   CFO (Principal Accounting and
                                      Financial Officer)                        December 30, 1998

/s/
---------------------------
P. George Benson                    Director                                    December 30, 1998


/s/
---------------------------
Audrey T. Cross                     Director                                    December 30, 1998


/s/
---------------------------
Marvin Moser                        Director                                    December 30, 1998


/s/
---------------------------
Robert E. Pollack                   Director                                    December 30, 1998